Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D 6% CONVERTIBLE PREFERRED STOCK

OF

PSM HOLDINGS, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

PSM Holdings, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 242 of the Delaware General Corporation Law, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law;

WHEREAS, the Certificate of Incorporation of the Company authorizes 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”);

WHEREAS, on March 31, 2014, the Company filed the original Certificate of Designations, Preferences and Rights of Series D 6% Convertible Preferred Stock of the Company (the “Existing Certificate of Designations”) for the Series D 6% Convertible Preferred Stock (the “Series D Preferred Stock”);

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to amend and restate the Existing Certificate of Designations as set forth herein; and

WHEREAS, pursuant to Section 3(a) of the Existing Certificate of Designations, on or before November 24, 2014, the Company obtained the affirmative vote of the holders of at least a majority of the shares of Series D Preferred Stock outstanding at the time of the vote approving the amendments set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Existing Certificate of Designations be amended and restated as follows:

1.     Designation and Rank. The designation of such series of the Preferred Stock shall be the Series D 6% Convertible Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”). The maximum number of shares of Series D Preferred Stock shall be two thousand (2,000) shares. The Series D Preferred Stock shall be subordinate and rank junior to the Series E 6% Convertible Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), shall rank on a parity with the Series B 6% Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), the Series A 6% Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), and the Series C 6% Convertible Preferred Stock, par value $.001 per share (the “Series C Preferred Stock”) (the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock collectively referred to herein as the “Series A, B, and C Preferred Stock”), and shall rank senior to the Company’s common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company that by their terms do not rank senior to or on parity with the Series D Preferred Stock. The Series D Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.     Dividends.

(a)     Dividends. Holders of Series D Preferred Stock shall be entitled to receive, and the Company shall pay in cash, cumulative dividends at the rate per share (as a percentage of the Stated Value (as defined below) per share) of 6% per annum (the “Preferred Dividend”), which shall begin accruing on the Issuance Date (as defined below) and shall be payable quarterly in arrears on April 15, July 15, October 15 and January 15, beginning on April 15, 2014 (each such date, a “Dividend Payment Date”). If any Dividend Payment Date is not a Trading Day (as defined below), the applicable payment shall be due on the next succeeding Trading Day. The Preferred Dividend shall rank subordinate to the equivalent dividend payable on the Series E Preferred Stock and shall rank pari passu with the equivalent dividend payable on the Series A, B, and C Preferred Stock. It shall be an “Event of Default” if the Company defaults in the payment of Preferred Dividends payable on any two Dividend Payment Dates and, with respect to the second default one time only, such default continues for 5 Business Days.

As used herein, the term “Stated Value” shall mean $1,000.00, subject to adjustment for any stock splits or combinations of the Series D Preferred Stock. As used herein, the term “Trading Day” shall mean a day during which trading in securities generally occurs on the principal national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

(b)     Dividend Calculations. Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue daily commencing on the original issue date of the Series D Preferred Stock (the “Issuance Date”), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares of Common Stock, then such payment shall be distributed ratably among the holders of Series D Preferred Stock and Series A, B, and C Preferred Stock after such payment is distributed ratably among the holders of the Series E Preferred Stock based upon the number of shares of Series D Preferred Stock and Series A, B, C and E Preferred Stock held by each such holder on such Dividend Payment Date and taking into account the date on which dividends began accruing for each of the holders of the Series D Preferred Stock and Series A, B, C and E Preferred Stock.

(c)     Additional Dividend Payments. After payment of the Preferred Dividend on the Series D Preferred Stock pursuant to Section 2(a) hereof and the equivalent dividends payable on the Series A, B, C, and E Preferred Stock, any additional dividends (whether or not in the form of cash) shall be payable to the holders of shares of Common Stock, Series D Preferred Stock and Series A, B, and C Preferred Stock on a pari passu, pro rata basis (treating each holder of shares of Series D Preferred Stock and Series A, B, and C Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Series D Preferred Stock and Series A, B, C, and E Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 5 hereof (determined without regard to Section 5(n) thereof) as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.     Voting Rights.

(a)     Class Voting Rights. The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class, do any of the following:

(i)     alter, amend, or change any rights, preferences or privileges of the Series D Preferred Stock;

(ii)     amend the Company’s Certificate of Incorporation or Bylaws in any manner that would impair or reduce the rights of the Series D Preferred Stock;

(iii)     authorize or enter into any transaction resulting in the redemption of any of the Company’s securities; or

(iv)     enter into any agreement that would restrict the Company’s right or ability to perform its obligations under the Stock Purchase Agreement dated April 1, 2014, to be executed by the Company and the initial holders of the Series C Preferred Stock and the Series D Preferred Stock (the “2014 Purchase Agreement”).

(b)     The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock and Series A, B, C and E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock and Series A, B, C and E Preferred Stock vote together as a single class, do any of the following:

(i)     authorize or enter into any transaction resulting in any merger, other corporate reorganization, change of control, or any transaction in which substantially all of the assets of the Company are sold;

(ii)     pay or declare any dividends or distribution on the Company’s capital stock other than the Preferred Dividend on the Series D Preferred Stock and the equivalent dividends on the Series A, Series B, Series C, and Series E Preferred Stock;

(iii)     authorize or approve any decrease or increase in the size of the Company’s Board of Directors which shall have five (5) members prior to an Event of Default;

(iv)     enter into any transaction with a related party (as defined in Instruction 1 to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission, for purposes of this Certificate of Designation) of the Company;

(v)     unless otherwise approved by the Company’s Compensation Committee, including the member of the Compensation Committee appointed by the holders of the Series A Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock, authorize the payment of compensation, including any equity compensation, to any individual in excess of $250,000 in any fiscal year;

(vi)     make any payment, or series of payments in any 12 month period, in cash or securities in excess of $75,000 within 18 months after the Issuance Date (or in excess of $250,000 thereafter) for any purpose, including operating expenses, capital expenditures or acquisitions, except payments that are contemplated in a budget approved by the Board of Directors including the affirmative vote of at least one director elected by the holders of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock;

(vii)     create (by reclassification or otherwise) any new class or series of securities having rights, preferences or privileges senior to, or on a parity with, the Preferred Stock or issue any junior class of securities, or options or warrants to purchase, or securities convertible into, any junior class of securities resulting in dilution of the outstanding Preferred Stock of 5% or more on an as-converted basis; or

(viii)     liquidate or dissolve the Company.

(c)     Right to Limit Receipt of Information.  A holder of Series D Preferred Stock may from time to time notify the Company in writing that it has elected to restrict its receipt of material, non-public information relating to the Company.   Such notice may either direct the Company to disclose potential material, non-public information solely to one or more persons designated by such holder (a “Holder Designee”) or direct that the Company not disclose material, non-public information to such holder, in either case, during the period specified in such notice.  The Company shall, and shall cause its affiliates, officers, employees and agents to, comply with the restrictions specified in any such notice.   To the extent that a holder has requested not to receive, or limited the receipt of, material, non-public information in accordance with the foregoing, and the exercise by such holder of  such holder's right to vote or consent with respect to a matter pursuant to Section 3(a) would necessitate disclosure of material, non-public information by the Company to the holder, then the holder shall be deemed to have waived such right with respect to such matter, and for purposes of determining whether any such vote or consent has been approved, the Series D Preferred Stock held by such holder shall be deemed not to be outstanding with respect to such vote or consent.

(d)     General Voting Rights. Except (i) with respect to transactions upon which the Series D Preferred Stock shall be entitled to vote separately pursuant to Section 3(a) above, (ii) with respect to transactions upon which the Series D Preferred Stock shall be entitled to vote with the Series A, B, C and E Preferred Stock as a single class pursuant to Section 3(b) above, (iii) with respect to the election of the two directors to be elected by the holders of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock voting as a single class, (iv) with respect to the election of the three directors whose election is reserved solely to the common shareholders, (v) with respect to transactions upon which the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock are entitled to vote separately as a single class, and (vi) as otherwise required by the Delaware General Corporation Law, the Series D Preferred Stock shall vote or act together with the Common Stock as a single class on all actions to be taken by the stockholders of the Company. In connection with such actions, each holder of shares of Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series D Preferred Stock could be converted pursuant to Section 5 hereof (taking into account the limitations of Section 5(n) thereof) on the record date for the vote or written consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series D Preferred Stock held by such holder could be converted) shall be rounded to the nearest whole number (with any fraction equal to or greater than one-half rounded upward to one). The holders of shares of Series D Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. The Common Stock into which the Series D Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock. Unless otherwise prohibited by the Company’s Certificate of Incorporation, all votes of the holders of Series D Preferred Stock may be made by written consent in lieu of a meeting, provided that notice of any such votes that are approved shall be provided to all holders of Series D Preferred Stock.

4.     Liquidation Preference.

(a)     Payment. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of Preferred Stock that is junior to the Series D Preferred Stock (“Junior Stock”) but after the required distribution is made to the holders of the Series E Preferred Stock then outstanding, an amount (the “Liquidation Preference Amount”) per share of the Series D Preferred Stock equal to (i) $1,500.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus (ii) any accrued but unpaid dividends to which the holders of Series D Preferred Stock are then entitled. After making the payment(s) required to be paid to the holders of the Series E Preferred Stock then outstanding in the event of the liquidation, dissolution or winding up of the affairs of the company, if the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series D Preferred Stock and Series A, B, and C Preferred Stock and any other series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series D Preferred Stock and Series A, B, and C Preferred Stock, and that was created and issued in accordance with the provisions of this Certificate of Designation, then all of said assets will be distributed among the holders of the Series D Preferred Stock and Series A, B, and C Preferred Stock and the other classes of stock ranking pari passu with the Series D Preferred Stock and Series A, B, and C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series D Preferred Stock shall be equal to a ratably proportionate amount of the full liquidation payment with respect to each outstanding share of Series D Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series D Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series D Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series D Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)     Certain Events Deemed a Liquidation; Election as to Consideration. Upon the consent of the Board of Directors, a consolidation or merger of the Company with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction(s) cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. Notwithstanding anything to the contrary herein, including Section 4(a), in the event of the occurrence of the transaction(s) in the foregoing sentence, each holder of Series D Preferred Stock shall have the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such holder would have received if it had converted its Series D Preferred Stock into Common Stock (determined without regard to Section 5(n) hereof) immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Company).

(c)     Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, or twenty (20) days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d)     Surrender of Certificates.  On the effective date of any liquidation, dissolution or winding up within the meaning of this Section 4, the Company shall pay cash and/or such other consideration to which the holders of shares of Series D Preferred Stock shall be entitled under this Section 4.  Each holder of shares of Series D Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the Company, or shall notify the Company or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an affidavit or agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (an “Affidavit of Loss”), whereupon each surrendered certificate shall be cancelled and retired.

5.     Conversion. The holders of Series D Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)     Right to Convert. At any time on or after the Issuance Date, the holder of any shares of Series D Preferred Stock may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series D Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock. Each share of Series D Preferred Stock to be converted shall convert into a number of shares of Common Stock equal to the quotient of (i) $1,000.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus the amount of accrued but unpaid dividends, divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock; provided, however, the shares of Series D Preferred Stock shall be considered to be convertible for purposes of clause (ii) of the last sentence of Section 4(b). In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series D Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall be sent at least twenty (20) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series D Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b)     Mechanics of Voluntary Conversion. The Voluntary Conversion of Series D Preferred Stock shall be conducted in the following manner:

(i)     Holder’s Delivery Requirements. To convert Series D Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver as permitted by Section 5(i)), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (405) 753-1904, Attention: Chief Executive Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series D Preferred Stock being converted (or an Affidavit of Loss with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)     Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully-executed Conversion Notice, the Company shall issue and deliver or cause its designated transfer agent (the “Transfer Agent”) to issue and deliver, as applicable, within three (3) business days following the date of receipt by the Company of the fully-executed Conversion Notice (such third business day being the “Delivery Date”), to the holder a stock certificate representing the shares of Common Stock as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series D Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series D Preferred Stock not converted.

(iii)     Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause the Transfer Agent to promptly issue to the holders the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holders via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to an independent, outside accountant (other than the Company's accountant) of national standing nominated by the Company and approved by such holder. The Company shall cause the accountant to perform the calculations and to notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv)     Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date.

(v)     Buy-In Rights. In addition to any other rights available to the holders of Series D Preferred Stock, if the Company fails to cause the Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series D Preferred Stock on or before the Delivery Date, and if after such date a holder is required (by its broker, by a purchaser of the Common Stock or to fulfill a contractual obligation of the holder) to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series D Preferred Stock that the holder anticipated receiving upon such conversion (a “Buy-In”), then, at the option of such holder, the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series D Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the shares of Series D Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall modify the Company's obligation to comply with Section 5(b)(ii) or limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief, or an action for damages, with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series D Preferred Stock as required pursuant to the terms hereof.

(c)     Mandatory Conversion.

(i)     The Company may require the conversion of each share of Series D Preferred Stock outstanding on the Share Trigger Date (as defined in Section 5(c)(ii)) by written notice to the holder. Upon the giving of such notice, all outstanding shares of Series D Preferred Stock shall, automatically and without any action on the part of the holder thereof, convert into a number of fully-paid and nonassessable shares of Common Stock equal to the quotient of (i) $1,000.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus the amount of accrued but unpaid dividends on the date of such notice, divided by (ii) the Conversion Price in effect on the Share Trigger Date.

(ii)     As used herein, “Share Trigger Date” shall mean the date that the Closing Sale Price (as defined below) of the Common Stock equals or exceeds the greater of $2.50 or 6.25 times the then-applicable Conversion Price (as may be adjusted pursuant to this Section 5) for a period of ninety (90) consecutive trading days with a minimum average trading volume of 100,000 shares per day over such period; provided, that, on the Share Trigger Date, (A) a registration statement under the Securities Act of 1933, as amended, providing for the resale of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock is effective or all of the shares of Common Stock into which the Series D Preferred Stock can be converted may be offered for sale to the public by the holders thereof without any volume restrictions, pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended, and (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is then trading). The date of conversion of all outstanding shares of Series D Preferred Stock pursuant to Section 5(c)(i) is referred to in this Certificate of Designation as the “Mandatory Conversion Date.” The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

(iii)     The term “Closing Sale Price” shall mean, for any security as of any date, the last closing price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no Closing Sale Price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid and asked prices of the market makers for such security as reported in the OTC Markets (formerly known as the “pink sheets”). If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall not be deemed to equal or exceed the price required for a Share Trigger Date to occur.

(iv)     On the Mandatory Conversion Date, the outstanding shares of Series D Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or the Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series D Preferred Stock unless either certificates evidencing such shares of Series A Preferred Stock are delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed and executes an Affidavit of Loss to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of a mandatory conversion of the Series D Preferred Stock pursuant to this Section 5, the holders of the Series D Preferred Stock shall surrender the certificates representing the Series D Preferred Stock for which the Mandatory Conversion Date has occurred or an Affidavit of Loss with respect thereto to the Company and the Company shall cause the Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder’s delivery of the applicable Preferred Stock Certificates or Affidavit of Loss.

(v)     The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following the Mandatory Conversion Date, announcing such mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series D Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the automatic conversion of the Preferred Stock. In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in this Section 5(c)(v) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock issued upon conversion of each share of Series D Preferred Stock; and (iii) that dividends on the Series D Preferred Stock to be converted ceased to accrue on the Mandatory Conversion Date.

(d)     Conversion Price. The term “Conversion Price” shall mean $0.04, subject to adjustment under Section 5(e) hereof.

(e)     Adjustments of Conversion Price.

(i)     Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)     Adjustments for Dividends and Distributions in Shares of Common Stock. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)     the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii)     Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) or equity or debt securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series D Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of assets and/or the number of securities of the Company which they would have received had their Series D Preferred Stock been converted into Common Stock immediately prior to such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such assets and/or securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series D Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive a dividend or other distribution of assets and/or the number of securities that they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock immediately prior to such event.

(iv)     Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series D Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and/or other securities that such holder would have received had it converted the shares of Series D Preferred Stock held by it into Common Stock immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)     Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. Subject to Section 4 above, if at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation or other entity, or the conveyance of all or substantially all of the assets of the Company to another corporation or other entity, immediately after such reorganization, merger, consolidation, or conveyance (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary or appropriate and provision shall be made if necessary or appropriate (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series D Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series D Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)     Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e), pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date, or in accordance with Section 5(e)(ix) below) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1)     the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series D Preferred Stock and Series A, B, C, and E Preferred Stock) immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

(2)     the denominator of which shall be equal to the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series D Preferred Stock and Series A, B, C and E Preferred Stock) immediately after the issuance of such Additional Shares of Common Stock;

No adjustment of the number of shares of Common Stock shall be made under Section 5(e)(vi) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(vii).

(vii)     Issuance of Common Stock Equivalents. The provisions of this Section 5(e)(vii) shall apply if (a) the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series D Preferred Stock, or (b) any rights, warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalents shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Convertible Securities or Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each issuance of Convertible Securities or Common Stock Equivalents or amendment thereof shall be adjusted as provided in subsection (vi) of this Section 5(e). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Securities or Common Stock Equivalents where an adjustment to the Conversion Price was previously made as a result of the issuance or purchase of any Convertible Securities or Common Stock Equivalents.

(viii)     Consideration for Stock. In case any shares of Common Stock or Convertible Securities, or any Common Stock Equivalents, shall be issued or sold:

(1)     in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation and except as provided in Section 5(e)(ix) below), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company including the affirmative vote of at least one director elected or appointed by the holders of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities or Common Stock Equivalents, as the case may be; or

(2)     in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock and Series A, B, C and E Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock and Series A, B, C and E Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company including the affirmative vote of at least one director elected or appointed by the holders of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company including the affirmative vote of at least one director elected or appointed by the holders of the Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock.

(ix)     Certain Issuances Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon the authorization or issuance of (i) securities issued in connection with the acquisition of a Target Company (hereinafter defined) approved by the Board of Directors through merger, stock-for-stock exchange, or similar transaction with the Company and/or one of its subsidiaries and securities issued to retain the personnel of the Target Company; (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders); (iii) securities issued or granted pursuant to the Company’s 2012 Stock Incentive Plan or any subsequent equity compensation plans approved by the Company’s Board of Directors or Compensation Committee, including at least one of the directors elected or appointed by the holders of the Series A Preferred Stock and Series C Preferred Stock; and (iv) securities issued pursuant to that certain Securities Purchase Agreement dated April 1, 2014, between the Company and the initial holders of the Series C and Series D Preferred Stock (the “April 2014 Purchase Agreement”) and securities issued pursuant to that certain Stock Purchase Agreement dated November 24, 2014, between the Company and the initial holders of the Series E Preferred Stock (the “November 2014 Purchase Agreement” and collectively with the 2013 Purchase Agreement and the April 2014 Purchase Agreement, the “Purchase Agreements”) or securities issued pursuant to the 2013 Purchase Agreement or upon the conversion or exercise of any of the foregoing. The term “Target Company” shall mean an entity which at the time of the acquisition was engaged in the mortgage brokerage or mortgage banking business.

(f)     No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series D Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless, and only for so long as, (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or a portion of said shares of Series D Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series D Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g)     Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series D Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, and in any event within ten (10) days of such event. The Company shall, upon written request of the holder of such affected Series D Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)     Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series D Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series D Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k)     Reservation of Common Stock. The Company shall, so long as any shares of Series D Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. The initial number of shares of Common Stock reserved for conversions of the Series D Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder of record at the time of issuance of the Series D Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity that does not hold any shares of Series D Preferred Stock shall be allocated to the remaining holders of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holder.

(l)     Retirement of Series D Preferred Stock. Conversion of Series D Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series D Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series D Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m)     Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, use its best efforts to as expeditiously as possible, secure such registration, listing or approval, as the case may be.

(n)     Limitation on Beneficial Ownership. The Company shall not effect any conversion of Series D Preferred Stock, and no holder shall have the right to convert any Series D Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Series D Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however that the foregoing shall not apply to any mandatory conversion of Series D Preferred Stock by the Company pursuant to Section 5(c) of this Certificate of Designations.  For purposes of the foregoing, the number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series D Preferred Stock not then convertible due to the limitations of this Section 5(n) and beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates.  For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) a more recent notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Company receives a Conversion Notice from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company (i) shall notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section, to exceed the Maximum Percentage, the holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Conversion Notice (the number of shares by which such conversion is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the holder any shares of Series D Preferred Stock delivered by the holder for the Reduction Shares.  For any reason at any time, upon the written request of any holder of Series D Preferred Stock, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series D Preferred Stock, by such holder and its affiliates since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the holder upon the conversion of the Series D Preferred Stock results in the holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to transfer the Excess Shares.  As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the holder any shares of Series D Preferred Stock delivered by the holder for the Excess Shares.  Upon delivery of a written notice to the Company, any holder of Series D Preferred Stock may from time to time increase or decrease the Maximum Percentage to any other percentage (not in excess of 9.99%) specified in such notice; provided, that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the holder providing such written notice and not to any other holder.  In the event that the Company cannot issue any shares of Common Stock to a holder solely by reason of this Section 5(n) (such shares, the “Limited Shares”), notwithstanding anything to the contrary contained herein, the Company shall not be required to pay cash in lieu of the payment that otherwise would have been made in such Limited Shares, but shall hold any such Limited Shares in abeyance for such holder until such time, if ever, that the delivery of such Limited Shares shall not cause the holder and its affiliates to exceed the Maximum Percentage, at which time such holder shall be delivered such Limited Shares to the extent such Limited Shares may be delivered to such holder without causing the holder and its affiliates to exceed the Maximum Percentage.  The provisions of this Section 5(n) shall be construed and implemented in strict conformity with the terms of this Section 5(n) and otherwise in a manner to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  For purposes of clarity, the shares of Common Stock underlying the shares of Series D Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The limitation as contained in this paragraph may not be waived and shall apply to a successor holder of Series D Preferred Stock.

6.     Right to Participate in Certain Sales of Additional Securities. (a) Subject to the terms and conditions of this Section 6, the Company agrees that it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company (the “New Securities”), unless the Company first submits written notice (the “Preemptive Rights Notice”) to the holders of Series D Preferred Stock identifying the terms of the proposed sale (including the price, number or aggregate principal amount and type of securities and all other material terms) and offers to each holder of Series D Preferred Stock the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the New Securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such New Securities to a third party or parties. The Company’s offer to the holders of Series D Preferred Stock shall remain open for a period of twenty (20) days after the Preemptive Rights Notice, during which time the holders of Series D Preferred Stock may accept such offer by written notice to the Company setting forth the maximum number of New Securities sought to be purchased by any such holder of Series D Preferred Stock. Any New Securities so offered that are not purchased by the holders of Series D Preferred Stock pursuant to such offer may be sold by the Company, but only at a price not less than the price and on other terms and conditions not more favorable to the purchasers than as set forth in the Preemptive Rights Notice, at any time within ninety (90) days following the termination of the above-referenced twenty (20) day period. For purposes of this Section 6, the “Pro Rata Allotment” of the New Securities of each holder of Series D Preferred Stock shall be based on the ratio that the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock held by such holder of Series D Preferred Stock on the date of the Preemptive Rights Notice (determined without regard to Section 5(n) hereof) bears to the sum of the total number of shares of Common Stock outstanding on the date of the Preemptive Rights Notice (including the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and Series A, B, C, and E Preferred Stock on an as-converted basis (determined without regard to Section 5(n) hereof)).

(b)     Notwithstanding the foregoing, the right to purchase the New Securities shall be inapplicable with respect to any issuance or proposed issuance by the Company of (i) any securities issued or issuable pursuant to subsection 5(e)(ix) (i) or (iii) hereof; (ii) securities issued as a result of any stock split, stock combination or stock dividend of the Common Stock, or in connection with a recapitalization or reorganization of the Company where such issuance has been approved by the Board of Directors of the Company and the Conversion Price is adjusted as provided above in this Certificate of Designation; (iii) any securities issued or issuable upon the exercise of warrants or options, or upon the conversion of any convertible securities (including Preferred Stock and any convertible notes), outstanding on the date hereof, or as to which the holders of Series D Preferred Stock have been previously offered the right to participate as contemplated by this Section 6; (iv) any securities offered by the Company to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended; and (v) the issuance of securities under the Purchase Agreements, including the shares of Series A Preferred Stock and the warrants to purchase Common Stock issuable under the Purchase Agreements or any shares of Common Stock issuable upon conversion or exercise thereof.

7.     Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the mutilated Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Stock, in which case the Company shall issue the shares of Common Stock to the holder in accordance with the terms of this Certificate of Designation.

8.     Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9.     Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series D Preferred Stock and shall not be construed against any person as the drafter hereof.

10.     Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.     Event of Default. In the event of a breach by the Company of any provision of Section 2, Section 3, Section 4, Section 5 or Section 6 herein (each, a “Event of Default”), in addition to any other remedies as provided in Section 8 herein (a) the Company shall, promptly and in any event within two Business Days of the date the Company first becomes aware of such Event of Default, provide written notice of such Event of Default to each holder of Series D Preferred Stock, and (b) the Preferred Dividend shall automatically on or as of the date of such Event of Default increase to a rate per annum of 20% of the Stated Value, payable in cash on a monthly basis on the 15th day of each month, without prejudice to any other remedy that may be available to the holders of Series D Preferred Stock, until such Event of Default is cured or remedied by the Company; provided, however, that notwithstanding the foregoing, holders of at least a majority of the outstanding shares of the Series D Preferred Stock may waive an Event of Default and the provisions of this Section 11 with respect thereto.

[Remainder of Page Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, PSM Holdings, Inc. has caused this Amended and Restated Certificate of Designations, Preferences and Rights of Series D 6% Convertible Preferred Stock to be signed by its President and Secretary, respectively, effective as of November 24, 2014.

PSM Holdings, Inc.

By:      /s/ Kevin Gadawski

Name:  Kevin Gadawski

Title:  President and Chief Executive Officer

By:      /s/ Crystal Chavez

Name:  Crystal Chavez

Title:  Secretary

EXHIBIT I

PSM HOLDINGS, INC.
CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designations, Preferences and Rights of Series D 6% Convertible Preferred Stock of PSM Holdings, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D 6% Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), of PSM Holdings, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of shares of Preferred Stock to be converted:

Stock certificate no(s). of Preferred Stock to be converted:

The shares of Common Stock issuable upon such conversion have been sold pursuant to the Registration Statement:      YES ____     NO____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company, in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: